Exhibit 99.1

August 5, 2025	Analyst Contact:	Will Fiser 918-947-7331
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance

Declares Third Quarter Dividend
Analyst call and webcast scheduled tomorrow, August 6 at 11 a.m. EDT

TULSA, Okla. - Aug 5, 2025 - ONE Gas, Inc. (NYSE: OGS) today announced its second quarter financial results, increased its 2025 financial guidance and declared its quarterly dividend.

“Our results and increased guidance reflect strong operational performance, effective cost management and continued progress on our regulatory initiatives,” said Robert S. McAnnally, president and chief executive officer. “As we enter the second half of the year, we remain focused on executing our long-term strategy and delivering safe, reliable service to the communities we serve.”

SECOND QUARTER 2025 FINANCIAL RESULTS & HIGHLIGHTS

•Second quarter 2025 net income was $32.0 million, or $0.53 per diluted share, compared with $27.2 million, or $0.48 per diluted share, in the second quarter 2024;
•Year-to-date 2025 net income was $151.5 million, or $2.51 per diluted share, compared with $126.6 million, or $2.23 per diluted share, in the same period last year;
•The Company raised its 2025 diluted earnings per share guidance to a range of $4.32 to $4.42, from a previous range of $4.20 to $4.32;
•In May 2025, the Company executed a forward sale agreement for 2.5 million shares of common stock, at a net price of $78.47 per share, with settlement by Dec. 31, 2026; and
•The board of directors declared a quarterly dividend of $0.67 per share ($2.68 annualized), payable on September 3, 2025, to shareholders of record at the close of business on August 18, 2025.

-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

SECOND QUARTER 2025 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $71.9 million in the second quarter, compared with $69.3 million in the second quarter 2024, which primarily reflects:

•an increase of $21.1 million from new rates;
•an increase of $2.1 million due to higher sales volumes, net of the impact of weather normalization mechanisms; and
•an increase of $1.5 million in residential sales due primarily to net customer growth in Oklahoma and Texas.

The increases were partially offset by:

•an increase of $6.8 million in depreciation and amortization expense from additional capital investment;
•an increase of $5.7 million in employee-related costs;
•an increase of $5.0 million due to ad valorem taxes;
•an increase of $1.6 million in bad debt expense; and
•a carrying charge of $2.9 million refunded to Oklahoma customers from the settlement of a disputed gas purchase invoice.

Weather across the Company’s service areas was 19 percent warmer than normal but 45 percent colder than the second quarter of 2024, with the impact on operating income largely mitigated by regulatory weather normalization mechanisms.

Excluding interest related to KGSS-I securitized bonds, interest expense, net decreased $1.3 million for the three months ended June 30, 2025, primarily due to a lower weighted-average interest rate on outstanding commercial paper compared to the prior-year period.

Income tax expense reflects credits for amortization of the regulatory liability associated with excess deferred income taxes (EDIT) of $2.1 million and $1.8 million for the three months ended June 30, 2025 and 2024, respectively.

Capital expenditures and asset removal costs were $190.1 million for the second quarter 2025 compared with $194.6 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

YEAR-TO-DATE 2025 FINANCIAL PERFORMANCE

Operating income for the six months ended June 30, 2025, was $252.4 million, compared with $215.1 million in 2024, which primarily reflects:

•an increase of $73.0 million from new rates; and
•an increase of $3.9 million in residential sales due primarily to net customer growth in Oklahoma and Texas.

-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

These increases were partially offset by:

•an increase of $11.9 million in depreciation and amortization expense from additional capital investment;
•an increase of $9.7 million due to ad valorem taxes;
•an increase of $9.0 million in employee-related costs;
•an increase of $2.3 million in bad debt expense;
•an increase of $1.7 million due to insurance expense; and
•a carrying charge of $2.9 million refunded to Oklahoma customers from the settlement of a disputed gas purchase invoice.

Weather across the service territories for the six-month 2025 period was 3 percent colder than normal and 18 percent colder than the same period last year. The impact on operating income was largely tempered by regulatory weather normalization mechanisms.
Excluding interest related to KGSS-I securitized bonds, interest expense, net increased $3.3 million for the six months ended June 30, 2025, primarily due to the August 2024 reopening of the 5.10 percent senior notes to issue an additional $250 million.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $10.2 million and $11.9 million for the six months ended June 30, 2025 and 2024, respectively.

Capital expenditures and asset removal costs were $367.8 million for the six-month 2025 period compared with $374.0 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

REGULATORY ACTIVITIES UPDATE

In June 2025, Texas Gas Service filed a rate case for all customers in the Central-Gulf, West-North and Rio Grande Valley service areas, requesting a $41.1 million revenue increase and proposing to consolidate all service areas into a single division. Texas Gas Service filed this rate case directly with the cities in each service area, which includes the cities of Austin and El Paso, and the Railroad Commission of Texas (RRC) for the unincorporated areas. This filing is based on a 10.4 percent return on equity and a 59.9 percent common equity ratio. New rates are expected to take effect in the first quarter of 2026.

In April 2025, Texas Gas Service made Gas Reliability Infrastructure Program filings for all customers in the Rio Grande Valley service area, requesting a $3.2 million increase to be effective in September 2025.

In April 2025, Kansas Gas Service submitted an application to the Kansas Corporation Commission (KCC) requesting an increase of approximately $7.2 million related to its Gas System Reliability Surcharge. In July 2025, the KCC approved a $7.2 million increase effective August 2025.
-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

In February 2025, Oklahoma Natural Gas filed its annual Performance-Based Rate Change application for the test year ended December 2024. The filing included a requested $41.5 million base rate revenue increase, a $2.4 million energy efficiency incentive, and $13.2 million of estimated EDIT to be credited to customers in 2026. A settlement agreement was reached among the parties, which included a $41.1 million base rate revenue increase, a $2.4 million energy efficiency incentive, and $17.9 million of estimated EDIT to be credited to customers beginning in February 2026. Interim rates, subject to refund, were implemented in June 2025. The Oklahoma Corporation Commission issued a final order approving the settlement in July 2025.

In February 2025, Texas Gas Service made Gas Reliability Infrastructure Program filings for customers in each of the Central-Gulf and West-North service areas, requesting increases of $15.4 million and $8.2 million, respectively. In May 2025, the RRC approved the increases, and new rates became effective in June 2025.

2025 FINANCIAL GUIDANCE INCREASED

Based on strong operational performance and the expected impact of Texas House Bill 4384, the Company raised its 2025 financial guidance, with net income expected to be in the range of $261 million to $267 million, compared with its previously announced range of $254 million to $261 million. Earnings per diluted share are expected to be approximately $4.32 to $4.42, compared with the previously announced range of $4.20 to $4.32. The midpoint of 2025 earnings per diluted share guidance increased to $4.37, up from the previous guidance midpoint of $4.26.

Capital expenditures, including asset removal costs, are still expected to be approximately $750 million in 2025.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will host a conference call on Wednesday, August 6, 2025, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 833-470-1428, passcode 734834, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-813-9403, passcode 391730.
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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.
-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, costs, liquidity, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee, vendor, counterparty, or Company information; further, increased remote working arrangements have required enhancements and modifications to our information technology infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either
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ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax, cybersecurity and other laws or regulations to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve in Oklahoma, Kansas and Texas, and economic conditions in these areas;
•acts of nature and naturally occurring disasters;
•political unrest and the potential effects of threatened or actual terrorism and war;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2025	2024	2025	2024
	(Thousands of dollars, except per share amounts)

Total revenues	$423,741	$354,137	$1,358,931	$1,112,457

Cost of natural gas	117,942	71,958	630,404	454,961

Operating expenses
Operations and maintenance	130,987	121,877	266,282	254,660
Depreciation and amortization	79,314	72,549	161,018	149,121
General taxes	23,643	18,473	48,873	38,575
Total operating expenses	233,944	212,899	476,173	442,356
Operating income	71,855	69,280	252,354	215,140
Other income, net	2,572	977	3,090	4,485
Interest expense, net	(35,279)	(36,970)	(70,976)	(68,327)
Income before income taxes	39,148	33,287	184,468	151,298
Income taxes	(7,115)	(6,044)	(33,016)	(24,738)
Net income	$32,033	$27,243	$151,452	$126,560

Earnings per share
Basic	$0.53	$0.48	$2.52	$2.23
Diluted	$0.53	$0.48	$2.51	$2.23

Average shares (thousands)
Basic	60,113	56,750	60,095	56,740
Diluted	60,455	56,827	60,361	56,813

Dividends declared per share of stock	$0.67	$0.66	$1.34	$1.32

-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2025	2024
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$9,404,119	$9,124,134
Accumulated depreciation and amortization	2,532,028	2,478,261
Net property, plant and equipment	6,872,091	6,645,873
Current assets
Cash and cash equivalents	20,545	57,995
Restricted cash and cash equivalents	22,176	20,542
Total cash, cash equivalents and restricted cash and cash equivalents	42,721	78,537
Accounts receivable, net	263,073	408,448
Materials and supplies	95,548	91,662
Income tax receivable	53,624	53,624
Natural gas in storage	134,448	161,184
Regulatory assets	56,017	101,210
Other current assets	35,849	35,216
Total current assets	681,280	929,881
Goodwill and other assets
Regulatory assets	254,070	278,006
Securitized intangible asset, net	248,965	265,951
Goodwill	157,953	157,953
Pension and other postemployment benefits	45,850	42,882
Other assets	98,932	105,025
Total goodwill and other assets	805,770	849,817
Total assets	$8,359,141	$8,425,571

-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)

	June 30,	December 31,
(Unaudited)	2025	2024
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 59,998,234 shares at June 30, 2025; issued and outstanding 59,876,861 shares at December 31, 2024	$600	$599
Paid-in capital	2,303,825	2,294,469
Retained earnings	879,866	809,606
Accumulated other comprehensive income (loss)	44	(126)
Total equity	3,184,335	3,104,548
Other long-term debt, excluding current maturities, net of issuance costs	2,132,362	2,131,718
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	238,501	253,568
Total long-term debt, excluding current maturities, net of issuance costs	2,370,863	2,385,286
Total equity and long-term debt	5,555,198	5,489,834
Current liabilities
Current maturities of other long-term debt	14	14
Current maturities of securitized utility tariff bonds	29,750	28,956
Notes payable	872,400	914,600
Accounts payable	130,965	261,321
Accrued taxes other than income	59,449	75,608
Regulatory liabilities	66,959	22,525
Customer deposits	54,008	56,243
Other current liabilities	88,417	99,009
Total current liabilities	1,301,962	1,458,276
Deferred credits and other liabilities
Deferred income taxes	928,588	891,738
Regulatory liabilities	454,458	467,563
Other deferred credits	118,935	118,160
Total deferred credits and other liabilities	1,501,981	1,477,461
Commitments and contingencies
Total liabilities and equity	$8,359,141	$8,425,571
-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(Unaudited)	2025	2024
	(Thousands of dollars)
Operating activities
Net income	$151,452	$126,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161,018	149,121
Deferred income taxes	23,684	22,255
Share-based compensation expense	7,524	6,728
Provision for doubtful accounts	4,085	1,775
Changes in assets and liabilities:
Accounts receivable	141,290	152,828
Materials and supplies	(3,886)	(8,853)
Natural gas in storage	26,736	48,807
Asset removal costs	(20,718)	(31,660)
Accounts payable	(121,593)	(101,495)
Accrued taxes other than income	(16,159)	(12,775)
Customer deposits	(2,235)	(1,944)
Regulatory assets and liabilities - current	78,329	(75,496)
Regulatory assets and liabilities - noncurrent	21,198	8,826
Other assets and liabilities - current	(12,271)	(35,126)
Other assets and liabilities - noncurrent	10,355	1,375
Cash provided by operating activities	448,809	250,926
Investing activities
Capital expenditures	(347,065)	(342,370)
Other investing expenditures	(4,075)	(2,381)
Other investing receipts	2,629	2,975
Cash used in investing activities	(348,511)	(341,776)
Financing activities
Borrowings (repayments) of notes payable, net	(42,200)	943,000
Issuance of common stock	3,561	3,368
Repayment of other long-term debt	(8)	(773,000)
Repayment of securitized utility tariff bonds	(14,547)	(13,780)
Dividends paid	(80,306)	(74,672)
Tax withholdings related to net share settlements of stock compensation	(2,614)	(987)
Cash provided by (used in) financing activities	(136,114)	83,929
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	(35,816)	(6,921)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	78,537	39,387
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$42,721	$32,466
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$69,972	$70,201
Cash paid for state income taxes	$715	$(1,832)
Cash paid for federal income taxes	$7,013	$600
-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

APPENDIX

ONE Gas, Inc.
KGSS-I SECURITIZATION

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid on behalf of KGSS-I.

Revenues for the three months ended June 30, 2025, include $13.2 million associated with KGSS-I, which is offset by $9.4 million in operating and amortization expense and $3.8 million in interest expense, net. Compared to the same three month period last year, revenues increased $1.7 million, which was offset by a $2.0 million increase in operating and amortization expense and a $0.4 million decrease in interest expense, net.

Revenues for the six months ended June 30, 2025, include $24.8 million associated with KGSS-I, which is offset by $17.2 million in operating and amortization expense and $7.6 in interest expense, net. Compared to the same six month period last year, revenues increased $1.6 million, which was offset by a $2.3 million increase in amortization and operating expense and a $0.7 million decrease in interest expense, net.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets, for the periods indicated:

	June 30,	June 30,
	2025	2024
	(Thousands of dollars)
Restricted cash and cash equivalents	$22,176	$20,542
Accounts receivable	5,207	4,659
Securitized intangible asset, net	248,965	265,951
Total assets	$276,348	$291,152
Current maturities of securitized utility tariff bonds	$29,750	$28,956
Accounts payable	121	319
Accrued interest	6,236	6,568
Securitized utility tariff bonds, excluding current maturities, net of discounts and issuance costs $4.5 million and $4.8 million, as of June 30, 2025 and December 31, 2024, respectively	238,501	253,568
Paid-in capital	1,680	1,681
Retained earnings	60	60
Total liabilities and equity	$276,348	$291,152

-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

The following table summarizes the impact of KGSS-I on the consolidated statements of income, for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Thousands of dollars)
Operating revenues	$13,205	$11,555	$24,842	$23,226
Operating expense	(111)	(110)	(221)	(221)
Amortization expense	(9,292)	(7,295)	(16,986)	(14,680)
Interest income	112	152	260	340
Interest expense	(3,879)	(4,266)	(7,823)	(8,593)
Income before income taxes	35	36	72	72
Income taxes	(6)	—	—	—
Net income	$29	$36	$72	$72

-more-

ONE Gas Announces Second Quarter 2025 Financial Results;
Increases 2025 Financial Guidance;
Declares Third Quarter Dividend
August 5, 2025

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2025	2024	2025	2024
	(Millions of dollars)
Natural gas sales	$369.5	$306.8	$1,239.9	$1,000.9
Transportation revenues	31.0	30.3	74.8	70.7
Securitization customer charges	13.2	11.5	24.8	23.2
Other revenues	10.0	5.6	19.5	17.7
Total revenues	423.7	354.2	1,359.0	1,112.5
Cost of natural gas	117.9	72.0	630.4	455.0
Operating costs	154.6	140.4	315.2	293.3
Depreciation and amortization	79.3	72.5	161.0	149.1
Operating income	$71.9	$69.3	$252.4	$215.1
Net income	$32.0	$27.2	$151.5	$126.6
Capital expenditures and asset removal costs	$190.1	$194.6	$367.8	$374.0

Volumes (Bcf)
Natural gas sales
Residential	12.6	10.6	71.5	62.9
Commercial and industrial	5.8	5.1	25.0	22.2
Other	0.5	0.2	1.7	1.3
Total sales volumes delivered	18.9	15.9	98.2	86.4
Transportation	48.7	52.3	114.0	115.7
Total volumes delivered	67.6	68.2	212.2	202.1

Average number of customers (in thousands)
Residential	2,124	2,106	2,125	2,108
Commercial and industrial	164	163	164	164
Other	3	3	3	3
Transportation	11	12	11	12
Total customers	2,302	2,284	2,303	2,287

Heating Degree Days
Actual degree days	547	378	6,060	5,119
Normal degree days	673	669	5,904	5,888
Percent colder (warmer) than normal weather	(19)%	(43)%	3%	(13)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	933	926	934	927
Actual degree days	164	117	2,080	1,798
Normal degree days	230	230	2,027	2,030
Percent colder (warmer) than normal weather	(29)%	(49)%	3%	(11)%

Kansas
Average number of customers (in thousands)	656	652	657	654
Actual degree days	319	221	2,929	2,422
Normal degree days	397	394	2,883	2,854
Percent colder (warmer) than normal weather	(20)%	(44)%	2%	(15)%

Texas
Average number of customers (in thousands)	713	706	712	706
Actual degree days	64	40	1,051	899
Normal degree days	46	45	994	1,004
Percent colder (warmer) than normal weather	39%	(11)%	6%	(10)%
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